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                                               EXHIBIT (10.31)

           (PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

                           CPI CORP.
            DEFERRED COMPENSATION AND RETIREMENT PLAN
                 FOR NON-MANAGEMENT DIRECTORS

           AMENDED AND RESTATED AS OF JANUARY 28, 2000

              SECTION 1.  ESTABLISHMENT AND PURPOSES

1.1 ESTABLISHMENT. CPI Corp. hereby establishes a deferred compensation and retirement plan for non-management directors as described herein, which shall be known as the "CPI CORP. DEFERRED COMPENSATION AND RETIREMENT PLAN FOR NON-MANAGEMENT DIRECTORS" (hereinafter called the "Plan"). The Plan was originally effective as of April 4, 1991 and was amended and restated as of June 6, 1996, and is hereby further amended and restated as of January 28, 2000.

1.2 PURPOSES. The purposes of this Plan are to enable the Company to attract and retain persons of outstanding competence to serve on its Board of Directors, to further promote the shareholder point of view among Directors of the Company, and to provide a means whereby the receipt of certain amounts payable by the Company to its non-management Directors may be deferred to some future period.

                    SECTION 2.  DEFINITIONS

2.1 DEFINITIONS. Whenever used herein, the following terms shall have the meanings set forth below:

(a) "Average T-Bond Rate for the Deferral Years" means the sum of the average annual yields to maturity on 30-year Treasury bonds, as reported in the Federal Reserve Bulletin, for each completed calendar year (or portion thereof) during which payments are deferred under Section 4.1 or Section 9.1 hereunder divided by the total number of completed calendar years (or portions thereof) during which payments are deferred.

(b)   "Board" means the Board of Directors of the Company.













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(c)   "Book Value" means the amount that results from dividing the net worth reflected on the consolidated balance sheet of the Company and its subsidiaries by the number of outstanding shares of common stock of the Company. Net worth, for this purpose, shall not include the stated value of any out-standing shares of preferred stock. Also, the number of outstanding shares of common stock shall not include any shares issued and held by the Company as treasury stock.
      Book Value shall be determined by the Plan Committee based upon the report of the Company's independent auditors.

(d) "Change of Control" means a change in control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on January 28, 2000, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange
      Act"), or would have been required to be so reported but for the fact that such event had been "previously reported" as that term is defined in Rule 12b-2 of Regulation 12B of the Exchange Act unless the transactions that give rise to the change of control are approved or ratified by a majority of the members of the Incumbent Board (as hereinafter defined); provided that, without limitation, notwithstanding anything herein to the contrary, such a change of control shall be deemed to have occurred if (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CPI Corp. representing 40% or more of the combined voting power of CPI Corp.'s then outstanding securities ordinarily (apart from rights accruing under special circumstances) having the right to vote at elections of directors ("Voting Securities), (ii) individuals who constitute the Board on January 28, 2000 (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by CPI Corp.'s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of CPI Corp. in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board, or
      (iii) approval by the stockholders of CPI





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      Corp. of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of CPI Corp. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of CPI Corp. or of the sale of all or substantially all of the assets of CPI Corp. For purposes of the Plan, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in
      Section 14(d) of the Exchange Act, other than CPI Corp., Consumer Programs Incorporated or any corporation (or other business entity) controlling, controlled by or under common control with CPI Corp. or Consumer Programs Incorporated, or any employee benefit plan(s) sponsored or maintained by any of the foregoing corporations (or other business entities).

(e) "Company" means CPI Corp., a Delaware corporation, and its subsidiaries.

(f) "Deferred Compensation Account Balance" means, with respect to each separate deferral under Section 4.1 or Section 9.1 hereof, the balance of a Participant's account for such deferral that is valued in accordance with the provisions of Section 5.2 hereof.

(g) "Dividend Equivalent Award" means the amount determined by multiplying the number of Growth Units credited to a Participant's account by the amount of a regular or special dividend declared on each share of the Company's common stock.

(h) "Enhanced Book Value" means Book Value multiplied by a fraction, the numerator of which is the average consideration per share of common stock of the Company received by the Company's shareholders pursuant to stock sales or other transactions which resulted in a Change of Control and the denominator of which is the average Fair Market Value of such stock over the 30-day period immediately preceding the announcement of the transactions which resulted in the Change of Control.






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(i)   "Fair Market Value" means the last sale price of the
      Company's common stock on the New York Stock Exchange on a particular date as reported in the Wall Street Journal.

(j) "Growth Addition" means the increase or decrease to a Participant's deferred amounts as a result of changes in the value of the Growth Units to which the deferred amounts had been converted.

(k) "Growth Unit" means a measure of participation under the Plan having a value based on the Book Value of a share of common stock of the Company and other characteristics specified in this Plan.

(l) "Participant" means an eligible member of the Board as described in Section 3.1 of this Plan.

(m) "Plan Committee" means a committee comprised of (i) those members of the Board who are not eligible to participate in this Plan, (ii) the Chief Financial Officer of the Company, and (iii) the General Counsel of the Company.

(n) "Phantom Stock Right" or "Right" means the right to receive a cash payment from the Company equal to the Fair Market
      Value of a share of common stock of the Company at the maturity date.

(o) "Year" means the fiscal year of the Company ending on the first Saturday in February.

2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.

               SECTION 3. ELIGIBILITY AND PARTICIPATION

3.1 ELIGIBILITY. Members of the Company's Board who are not employees of the Company shall be eligible to participate in this Plan.










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3.2 PARTICIPATION.  In the event a Participant no longer meets the requirements for eligibility in this Plan, he shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make any further deferrals or to be granted additional Phantom Stock Rights until he again becomes an active Participant.

                   SECTION 4.  ELECTION TO DEFER

4.1 DEFERRAL ELECTION. Within thirty (30) days prior to the beginning of the Year, a Participant may irrevocably elect, by written notice to the Company, to defer up to 100% (but not less than $5,000) of the Participant's retainer, fees, and other compensation which otherwise would be payable to him with respect to service on the Board to be performed in the Year.

4.2 DEFERRAL PERIOD. The Participant shall irrevocably select the deferral period for each separate deferral. The deferral period may be for a specified number of years (not to be less than three) or until a specified date. However, notwithstanding the deferral period specified, payments shall begin following the earliest to occur of:

(a)   death;

(b)   total and permanent disability;

(c) resignation or retirement from the Board, or any other termination of Board service; or

(d)   a Change of Control.

4.3 MANNER OF PAYMENT ELECTION. At the same time as the election made pursuant to Section 4.1, the Participant also shall elect the manner in which the deferred amount will be paid. Subject to
Section 6.2 hereof, this manner of payment election shall be irrevocable. The Participant may choose to have payment made either in a lump sum or in a specified number of annual installments, not to exceed ten.










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             SECTION 5.  DEFERRED COMPENSATION ACCOUNT

5.1 PARTICIPANT ACCOUNTS. The Company shall establish and maintain an individual bookkeeping account for each separate deferral made by a Participant. This account shall be credited as of the date the amount deferred otherwise would have become due and payable.

5.2   VALUE OF DEFERRED COMPENSATION ACCOUNTS

      (a) Growth Units and Growth Additions. All amounts deferred under Section 4.1 hereof or credited to a separate Deferred Compensation Account Balance pursuant to Section 9.1 hereof shall be converted to Growth Units. The number of Growth Units to which a deferred amount will be converted shall be determined by dividing the deferred amount by the common stock's Book Value on the last day of the preceding Year. The Participant's Deferred Compensation Account Balance shall be increased or decreased on the first day of each succeeding Year by a Growth Addition equal to the increase or decrease, respectively, in the Company's Book Value during the immediately preceding Year multiplied by the number of Growth Units credited to the Participant's account.

      (b) Interest Rate Floor. Notwithstanding Section 5.2(a) above, a Participant's Deferred Compensation Account Balance at any time shall not be less than the sum of (1) the amounts the Participant has elected to defer pursuant to Section 4.1 or have credited to his account pursuant to Section 9.1, net of charges against the account pursuant to Section 5.4 hereof, and (2) interest on such net account balance calculated from the date of deferral at a constant per annum rate, compounded annually, equal to the Average T-Bond Rate for the Deferral Years, reduced by the amount of Dividend Equivalent Awards received by the Participant pursuant to Section 5.3.

     (c) Change of Control. In the event of a Change of Control, each Participant's Deferred Compensation Account Balance shall be equal to the higher of (i) the amount determined under Section 5.2(b) above or (ii) the amount that would be determined under
Section 5.2(a) above valuing Growth Units based upon Enhanced Book Value rather than Book Value.









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5.2 Dividend Equivalent Award.  A Dividend Equivalent Award shall be paid in cash at the same time that any dividend on the Company's common stock is paid to the shareholders based on the number of Growth Units credited to a Participant's account.

5.3 Charges Against Accounts. There shall be charged against each Participant's account any payments made to the Participant or to his beneficiary in accordance with Section 6 hereof.

                SECTION 6.  PAYMENT OF DEFERRED AMOUNTS

6.1 Payment of Deferred Amounts. Payment of a Deferred Compensation Account Balance shall be made in the manner selected by the Participant under Section 4.3 of this Plan. If a Participant elects payment in a lump sum, payment of the Deferred Compensation Account Balance shall be made in cash within ninety
(90) days after the commencement date referred to in Section 4.2 hereof. If a Participant elects installments, each installment shall be paid in cash within ninety (90) days following the beginning of the Year during which payment is due. The amount of each payment shall be equal to the Participant's Deferred Compensation Account Balance multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining.

6.2 Acceleration of Payments. Notwithstanding the election made pursuant to Section 4.3 hereof, if payment commences as a result of a Change of Control, such payment shall be made in cash in a lump sum. If a Participant dies prior to the payment of all or a portion of his Deferred Compensation Account Balance, the balance of any amount payable shall be paid in a lump sum to the beneficiaries designated under Section 12 hereof. In addition, if a participant's account balance is less than $5,000 at the time specified for payment, such balance shall be paid in a lump sum. Lump sum payments shall be paid in cash within ninety (90) days of when due hereunder.

                SECTION 7.  PHANTOM STOCK RIGHTS

7.1 Award for Past Service. As of the effective date of this Plan, each Participant shall receive an award of Phantom Stock Rights equal to two hundred (200) Rights for each year of Board service that the Participant completed through the date of the Company's 1991 annual





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meeting of stockholders; provided, however, that no Rights shall be awarded for any years of Board service during which the Participant was an employee of the Company.

7.2 Award for Continued Service. For each additional year of Board service that the Participant completes after the date of the Company's 1991 annual meeting of stockholders and before the 1996 annual meeting of stockholders, the Participant shall receive an additional award of two hundred (200) Phantom Stock Rights. Each Participant shall receive a special award of two hundred (200) Phantom Stock Rights as of August 3, 1995 and for each additional year of Board service that the Participant completes after the Company's 1995 annual meeting of stockholders, the Participant shall receive four hundred (400) Phantom Stock Rights. Each such award shall be made as of the date immediately following the Participant's completion of an additional year of Board service.

7.3 Initial Value of Awards. The initial value of each Right awarded under this Plan shall be equal to the Fair Market Value of one share of the Company's common stock at the close of business on the date immediately preceding the award.

7.4 Communication of Awards. Written notice of a Participant's award, and of the initial value thereof, shall be given to the Participant as soon as practicable after the grant of the award.

             SECTION 8.  MATURITY OF PHANTOM STOCK RIGHTS

8.1 Maturity. Subject to the election set forth in Section 9.1 hereof, Phantom Stock Rights awarded under this Plan shall mature and become payable upon the earliest to occur of:

(a)   death;

(b)   total and permanent disability;

(c) age 65, if the Participant is no longer a member of the Board, but in no event less than six months after the date of the award;

(d) resignation or retirement from the Board, or any other termination of Board service, after age 65;

(e) age 70, but in no event less than six months after the date of the award; or

(f)   a Change of Control.


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8.2 Value of Participant's Account.  The dollar value of a
Participant's Rights account shall be determined as of the maturity date. This value shall be equal to the average Fair Market Value of one share of the Company's common stock for the six-month period immediately preceding the maturity date multiplied by the number of Rights credited to the Participant's account. Such average Fair Market Value shall be computed by summing the Fair Market Values for each business day in the sixth month period and dividing such sum by the total number of business days in the six-month period. In the event of a Change of Control, the value of a Participant's Rights account shall be equal to the greater of (i) the average Fair Market Value of one share of the Company's common stock for the six-month period immediately preceding the payment date of the Rights and (ii) the average consideration per share of the Company's common stock received by the Company's shareholders pursuant to stock sales or other transactions which resulted in the Change of Control, multiplied by the number of Rights credited to the Participant's account.

              SECTION 9.  PAYMENT OF PHANTOM STOCK RIGHTS

9.1 Manner of Payment Election. At any time prior to the maturity of an award of Phantom Stock Rights under this Plan, the Participant irrevocably must elect the manner in which his Rights account balance will be paid. The Participant may choose to have payment made in a lump sum or to have all or a portion of the account value credited to a separate Deferred Compensation Account Balance. In the absence of any election, the Participant's Rights account balance will be paid in a lump sum upon maturity. Notwithstanding any election made pursuant to this Section 9.1, in the event of a Change of Control, payment of a Participant's Rights account balance shall be made in cash in a lump sum.

9.2 Payment of Accounts. Lump sum payments shall be paid in cash within ninety (90) days after maturity of the Rights.

9.3 Acceleration of Payments. If a Participant dies prior to the payment of all or a portion of his Phantom Stock Rights account balance, the balance of any such account shall be paid in a lump sum to the beneficiaries designated under Section 12 hereof. In addition, if a Participant's account balance is less than $5,000 at the time for any payment specified herein, such balance







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shall be paid in a lump sum.  Lump sum payments shall be paid in cash within ninety (90) days of when due hereunder.

           SECTION 10.  CONTINUING ADJUSTMENT AND PAYMENTS

10.1 Continuing Adjustments and Payments. If a Participant elects to have:

(a)   deferred amounts paid on an installment basis, or

(b) the value of Phantom Stock Rights credited to a separate Deferred Compensation Account Balance, then Dividend Equivalent Awards will continue to be accrued and paid on the remaining Growth Units. Additionally, increases and decreases to the Company's common stock's Book Value (subject to Section 5.2(b) hereof) will be reflected in the value of the Growth Units during the payment or deferral period.

                 SECTION 11.  CHANGES IN CAPITAL STRUCTURE

11.1 Changes in Capital Structure. In the event of a stock dividend on the common stock of the Company, a redemption or repurchase by the Company of any of its common stock, any split-up or combination of shares of the common stock of the Company, or other change therein, an appropriate adjustment shall be made in the aggregate number and initial value of Growth Units and Phantom Stock Rights credited to a Participant so as to give effect, to the extent practicable, to such change in the capital structure of the Company. The formula for such adjustment shall be determined by the Company's independent auditors.

                    SECTION 12.  BENEFICIARY DESIGNATION

12.1 Designation of Beneficiary. A Participant shall designate a beneficiary or beneficiaries who, upon the Participant's death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Company during the lifetime of the participant. The Participant also may change his beneficiary or beneficiaries by a signed, written instrument delivered to the Company. The payment of amounts shall be in accordance






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with the last unrevoked written designation of beneficiary that has been signed and delivered to the Secretary of the Company.

12.2 Death of Beneficiary. In the event that all of the beneficiaries named pursuant to Section 12.1 predecease the Participant, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant's estate, and in such event, the term "beneficiary" shall include his estate.

12.3 Ineffective Designation. In the event the Participant does not designate a beneficiary, or if for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant's estate, and in such event, the term "beneficiary" shall include his estate.

                 SECTION 13.  RIGHTS OF PARTICIPANTS

13.1 Contractual Obligation. The Company intends that it is under a contractual obligation to make payments from a Participant's account when due. Payment of account balances shall be made out of the general funds of the Company as determined by the Plan
Committee.

13.2 Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific assets of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

                   SECTION 14.  NONTRANSFERABILITY

14.1 Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant or a beneficiary. Prior to the time of a payment hereunder, a Participant or a beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan nor shall such rights be assigned or transferred by operation of law.

                    SECTION 15.  ADMINISTRATION







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15.1 Administration.  This Plan shall be administered by the Plan
Committee, who may from time to time establish rules for the administration of this Plan that are not inconsistent with the provisions of this Plan.

15.2 Finality of Determination.  The determination of the Plan
Committee to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

15.3 Expenses. The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Company.

                SECTION 16.  AMENDMENT AND TERMINATION

16.1 Amendment and Termination. The Company hereby reserves the right to prospectively amend, modify, or terminate this Plan at any time by action of the Plan Committee, but no such action shall impair the previously accrued rights of any Participant under this Plan without his written consent.


                      SECTION 17.  APPLICABLE LAW

17.1 Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of Missouri.

                   SECTION 18.  WITHHOLDING OF TAXES

18.1 Tax withholding. The Company shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.
















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